Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Entity Name	Jurisdiction
Calix Network Technology Development (Nanjing) Co. Ltd.	China
Calix Networks UK, Ltd.	England, UK
CIDC Private Limited	India
Calix Korea Yuhan Chegim Hoesa	South Korea
Calix International, Inc.	United States
Calix Brasil Servicos Ltda.	Brazil